UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)           March 31, 2009
HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	001-34073	31-0724920

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Huntington Center 41 South High Street Columbus, Ohio	43287

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (614) 480-8300
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On March 31, 2009, Huntington Bancshares Incorporated (“Huntington”) announced the consummation of a series of transactions (collectively, the “Transaction”) that restructured the relationship between Huntington’s wholly owned subsidiary, The Huntington National Bank (the “Bank”), and Franklin Credit Holding Corporation (“FCHC”). Franklin Credit Management Corporation (“FCMC”), Franklin Credit Asset Corporation (“FCAC”) and Tribeca Lending Corp. (“Tribeca”) are all wholly owned subsidiaries of FCHC (FCMC, FCAC, Tribeca, together with the subsidiaries of FCAC and Tribeca (the “Subsidiaries”) are together with FCHC, the “Franklin Entities”).
     As of March 31, 2009, the Franklin Entities had contractual debt obligations (collectively, the “Loans”) to the Bank and its Participants (as defined below) of approximately $1.38 billion. The Loans were secured by consumer mortgage loans (the “Consumer Mortgage Loans”) and REO properties (the “Consumer REO Assets”) (collectively, the “Mortgage Assets”) and also by the Franklin Entities’ other assets. M&I Marshall & Ilsley Bank and BOS (USA) Inc. are participants in the Loans (the “Participants”).
     The Transaction consisted principally of the following:
1.	amendment and restatement of the Loans;

2.	the transfer of the majority of the Mortgage Assets (the “Contributed Assets”) by certain of the Subsidiaries (the “Transferors”) to a newly formed Delaware statutory trust, Franklin Mortgage Asset Trust 2009-A (the “Trust”), of which Bank serves as the administrator;

3.	the formation by Transferors of Franklin Asset, LLC (“Franklin LLC”), to which Transferors contributed the Trust certificates (the “Trust Certificates”) described below in exchange for membership interests in Franklin LLC;

4.	the issuance of Trust Certificates as follows:
a.	an undivided 100% interest of the Bank’s portion of the Consumer Mortgage Loans (the “Bank Consumer Loan Certificate”) and Consumer REO Assets (the “Bank Consumer REO Certificate”, and together with the Bank Consumer Loan Certificate, the “Bank Trust Certificates”) (the Bank Trust Certificates represent approximately 83% of the Contributed Assets considered in the aggregate (such portion, the “Bank Contributed Assets”)); and

b.	an undivided 100% interest in the portion of the Consumer Mortgage Loan Assets allocated to the Participants and Consumer REO Assets (the “Participants Trust Certificates”) (the Participants Trust Certificates represent approximately 17% of the Contributed Assets considered in the aggregate (such portion, the “Participants Contributed Assets”));

5.	the contribution of the Bank Trust Certificates by Franklin LLC to its wholly owned subsidiary, Franklin Asset Merger Sub, LLC (“Merger Sub”);

6.	the merger of Merger Sub with and into HCFFL, LLC (“REIT LLC”), a wholly owned subsidiary of Huntington Capital Financing, LLC, which is a wholly owned indirect operating subsidiary of the Bank (“REIT”);

7.	the issuance by REIT to Franklin LLC of Class C Preferred Shares and Common Shares of REIT having in the aggregate a value equal to the fair market value of the Bank Trust Certificates, which as of March 31, 2009, was approximately $477.3 million (such shares collectively, the “Franklin REIT Shares”); and

8.	the contribution by REIT LLC of the Bank Consumer REO Certificate to its wholly owned subsidiary, Huntington Capital Financing OREO, Inc. (“REO Sub”).
     The Class C Preferred Shares of REIT are voting shares with reduced voting rights, but the overwhelming majority of voting rights remain with the Common Shares of REIT, which are controlled by Bank and its affiliates. The Class C Preferred Shares have a liquidation value of $100,000 per share and an annual cumulative dividend rate of 9% of such liquidation value.
     In connection with the amendment and restatement of the Commercial Loans (the “Restructured Loans”): (i) the Participants Trust Certificates (but not the Bank Trust Certificates) are pledged to Bank, as agent for itself and Participants, as collateral for the Restructured Loans; (ii) the Franklin REIT Shares are pledged as collateral for the Restructured Loans; and (iii) FCHC pledged 70% of the common equity in FCMC to the Bank. 70% of the total distributions on the stock of FCMC will be transferred to Huntington by FCHC, and be credited against interest and principal on the commercial Loans. As a result: (i) net collections on the Participants Contributed Assets will be distributed monthly by Trust for the benefit of Franklin LLC and actually paid directly to Bank, as agent for Participants, pursuant to the credit agreement relating to the Restructured Loans; (ii) net collections on the Bank Contributed Assets will be distributed monthly by Trust, free and clear of any security interest under the Restructured Loans, to REIT LLC and REO Sub as holders, respectively, of the Bank Consumer Loan Certificate and the Bank Consumer REO Certificate; and (iii) dividends on the Franklin REIT Shares will be paid quarterly for the benefit of Franklin LLC and actually paid directly to Bank pursuant to the credit agreement relating to the Restructured Loans.
     Also as part of the transaction, Trust entered into a servicing agreement with FCMC for FCMC to service and collect the Contributed Assets.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	News Release of Huntington Bancshares Incorporated, dated March 31, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED

Date: April 6, 2009	By:	/s/ Richard A. Cheap

Richard A. Cheap, Secretary

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